CyberDefender Corporation Announces Fourth Quarter and Full-Year 2010 Financial Results

Achieves Record Annual Revenues Up 142% Year-Over-Year on 11th Sequential Quarter of Revenue Growth

LOS ANGELES, February 28, 2011 -- CyberDefender Corporation (NASDAQ: CYDE), (the “Company”) a provider of Internet security software, utilities and remote technical support services that work together to maximize online safety for consumers, today announced financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Financial and Recent Business Highlights
•	4Q10 GAAP revenue growth of 81% year-over-year and 7% quarter-over-quarter to a record $13.6 million
•	4Q10 gross sales (a non-GAAP measure) of $19.1 million versus $9.8 million in 4Q09, growth of 95% year-over-year and 3% quarter-over-quarter
•	245% year-over-year growth in sales of new LiveTech subscriptions, which totaled $12.8 million, or 67% of total gross sales, compared with $3.7 million or 38% of gross sales in the year ago period
•	Direct advertising spend (a non-GAAP measure) as a percentage of gross sales declined to 35%, compared with 44% in the fourth quarter of 2009
•	Opened new 220 seat Los Angeles call center to support the continued growth of LiveTech
•
Strengthened service offering with implementation of new technology platform: SaaS-based interactive voice response (IVR), automatic call distributor (ACD) and customer relationship management (CRM) technologies

•	Awarded patent for Threat Protection Network, a key component of the Company’s Argus Network Platform

Full-Year 2010 Financial Highlights

•	Record GAAP revenue of $45.6 million, an increase of 142% year-over-year
•	Gross sales (a non-GAAP measure) of $61.9 million, an increase of 114% over 2009
•	212% growth in sales of new LiveTech subscriptions, which totaled $37.3 million, or 60% of total gross sales, compared with $11.9 million or 41% of gross sales in 2009
•	Direct advertising spend (a non-GAAP measure) as a percentage of gross sales declined to 36%, compared with 49% in 2009
•	Record deferred revenue of $15.5 million at 12/31/10

CyberDefender Chief Executive Officer Gary Guseinov stated, “During 2010, we achieved record top-line revenue, driven by the continued adoption of our LiveTech service, which has proven to be a valuable service for consumers and a key growth catalyst for our business. We expect that our LiveTech business will continue growing as consumers become increasingly cognizant of the need for remote technical support services such as ours, and as we build awareness of the offering through expanded marketing efforts.

“We have now completed important investments in our infrastructure and implemented a new, best of breed IVR and CRM platform to allow our call center agents to more effectively engage customers and improve the overall customer experience. Although these system upgrades were only completed in late December, we have already achieved meaningful improvements in sales conversion and customer satisfaction, increasing renewal subscriptions and decreasing subscriber churn.  Based on this solid foundation designed to support our anticipated growth, we expect to demonstrate improvements among these core metrics, driving bottom-line gains as we continue to grow our top-line.”

Results for the Quarter Ended December 31, 2010

GAAP revenues for the fourth quarter of 2010 grew 81% to $13.6 million, compared to $7.5 million in the same quarter of 2009.  Gross sales grew 95% to $19.1 million for the fourth quarter, compared to $9.8 million in the same quarter of 2009. The company defines gross sales (a non-GAAP measure) as GAAP revenues before returns and before deferring revenue for GAAP purposes (the Company’s use of non-GAAP measures and reconciliation to GAAP is explained below).

Cost of sales was $6.5 million for the fourth quarter of 2010 compared to $1.7 million for the fourth quarter of 2009.  The increase was primarily attributable to the expansion of internal and external call center operations to support increased sales of technical support services.

Gross profit for the fourth quarter of 2010 increased 23% to $7.1 million, or 52% of net sales, compared to $5.8 million, or 77% of net sales, in the same quarter of 2009.  The decreased gross margin percentage reflects the Company’s transition from its third party revenue share call center to its internal call center operations.  Gross profit as a percentage of revenue is expected to increase over time as the Company recognizes deferred revenue from prior quarters, achieves scale in call center sales, and as GAAP revenue growth exceeds that of variable costs.

Operating loss was $7.0 million in the fourth quarter of 2010 compared with an operating loss of $5.4 million for the same quarter of 2009.  This increase in operating loss can be primarily attributed to the transitional impact to gross margins related to the expansion of our call center operations onshore and should improve as the recognition of deferred revenue offsets call center costs, which are expensed as incurred.

Net loss for the fourth quarter of 2010 was $7.4 million or $0.27 per share, compared with a net loss of $5.6 million or $0.22 per share in the same quarter of 2009.  This increase in net loss is primarily attributable to increased product development and SG&A expenses as a result of the Company’s efforts to broaden its product line and the expansion of the Company’s Los Angeles call center operations.

The Company ended the quarter with record deferred revenue of $15.5 million and unrestricted cash of $2.6 million.

Results for the Twelve Months Ended December 31, 2010

GAAP revenues for 2010 grew 142% to $45.6 million, compared to $18.8 million in the same period of 2009.  Gross sales (a non-GAAP measure) grew 114% to $61.9 million in 2010, compared to $29.0 million in 2009.

Gross profit for the 12 months ended December 31, 2010 grew 78% to $26.1 million, compared to $14.7 million in 2009.

On a GAAP basis, the Company reported an operating loss of $36.7 million in 2010, compared with an operating loss of $17.6 million in 2009. These results include stock-based compensation expense and expense associated with the value of warrants issued for services during the respective periods. These non-cash items impacted results from continuing operations by $19.9 million in 2010 and $8.7 million in 2009.

Net loss for the year was $38.7 million or $1.45 per share, compared with a net loss of $19.8 million, or $0.91 per share in the same period of 2009.

2011 Guidance

Gross sales for the year are expected to exceed $100 million, representing growth of at least 61% over 2010.  In addition, the Company anticipates generating positive cash flow from operations for the entire year.

Mr. Guseinov added, “We expect that our performance in 2011 will build upon the platform that we established in 2010. Our growth plans remain aggressive, as we look to complement the significant, untapped potential of LiveTech with other initiatives including the expansion of our product portfolio and sales channels. We believe the ingredients are in place for success, as we have the best suite of solutions to address the needs of this nascent industry, and an effective strategy to capture market share, continue growing our top line results, improve bottom line performance and build stockholder value over the long-term.”

Non-GAAP Financial Measures

Gross sales are a non-GAAP measure that the Company uses in assessing its operating performance.  The Company defines gross sales as total sales before returns and before deferring revenue for GAAP purposes.  The Company uses this non-GAAP financial measure frequently because it believes it gives a better indication of its operating performance and the profitability of its marketing initiatives.  The Company includes this non-GAAP financial measure in its earnings announcements in order to provide transparency to the Company’s investors and enable investors to better understand the Company’s operating performance.  However, gross sales alone should not be used to assess the Company’s financial performance or to formulate investment decisions.

The following is a reconciliation of gross sales to net GAAP revenue for the periods ended December 31, 2010 and 2009:

Non-GAAP Reconciliation	3 Months	3 Months	12 Months	12 Months
	Q4 2010	Q4 2009	Q4 2010	Q4 2009
	(In thousands)
Gross Sales (Non-GAAP measure)	19,110	9,808	61,912	28,972
Less: Refunds	(2,267)	(1,149)	(7,679)	(3,904)
Less: Bad debt/cancels	(1,915)	-	(3,985)	-
Less: Change in deferred revenue	(1,295)	(1,123)	(4,679)	(6,226)
GAAP Net revenue	13,633	7,536	45,569	18,842

The following is a reconciliation of direct advertising spend (a non-GAAP measure) to GAAP reported media and marketing services expense for the quarters and years ended December 31, 2010 and 2009:

Non-GAAP Reconciliation	3 Months	3 Months	12 Months	12 Months
	Q4 2010	Q4 2009	Q4 2010	Q4 2009
	(In thousands)
Direct advertising spend	6,636	4,318	22,147	14,240
Plus: Non-cash expense	327	3,248	18,649	5,914
Plus: Indirect expense	347	379	1,240	1,155
GAAP Media & marketing services expense	7,310	7,945	42,036	21,309

Conference Call Information

The Company will host a conference call to discuss fourth quarter 2010 results today, Monday, February 28, 2010 at 1:30 pm PT/4:30 pm ET.

To access the live conference call, dial (877) 407-9210 (toll free) and give the company name, "CyberDefender." Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. For those unable to participate in the live conference call, a replay of the conference call will be available (starting two hours after the call) by dialing (877) 660-6853 and entering the following account #: 286 and conference ID #: 367585. International callers may access the replay by calling (201) 612-7415 and entering the pass code above.

To listen to the live webcast, logon using the link provided in the events section of the company's website: www.cyberdefendercorp.com.  An instant replay of the conference call will be available over the Internet at the same web address.

About CyberDefender

CyberDefender is a provider of Internet security software, utilities and remote technical support services that work together to ensure maximum safety for consumers in a digital world. The company develops and markets antispyware/antivirus software and a remote, live technical support service. In addition, CyberDefender offers identity protection and computer optimization services. With millions of active users on its cloud based collaborative Internet security network, CyberDefender leverages the power of community to protect its customers from the rapidly growing number of new online threats every year. CyberDefender products are fully compatible with Microsoft Windows® XP, Vista®, and 7 Operating systems. All products are available at www.cyberdefender.com. Investor relations information is available at www.cyberdefendercorp.com.

The CyberDefender Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7874

Forward Looking Statements

Statements in this public announcement that are not statements of historical or current fact, including any statement regarding future growth and profitability, and future revenue targets, constitute "forward-looking statements" under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward looking statements include statements regarding: the Company’s anticipation of generating positive cash flows from operations for fiscal year 2011; the Company’s financial and business performance in fiscal year 2011; the expected growth of the LiveTech business and the expansion of the Company’s product portfolio and sales channels; expected improvements in sales conversion and customer satisfaction; and expected increases in renewal subscriptions and expected decreases in subscriber churn. The forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause CyberDefender's actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Factors that could cause CyberDefender's results to be materially different from the forward-looking statements include whether CyberDefender will be able to find financing as required and whether CyberDefender's revenues eventually will exceed its expenses. The forward-looking statements also are subject generally to other risks and uncertainties that are described from time to time in CyberDefender's reports and registration statements filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.

Contacts

Public Relations:
The Bohle Company
Luis Levy
(310) 785-0515 ext. 204
PR@CyberDefender.com

Investor Relations:
The Piacente Group
Kristen McNally
Lee Roth
(212) 481-2050
IR@CyberDefender.com
IR Site: www.CyberDefenderCorp.com

- tables to follow -

CYBERDEFENDER CORPORATION
BALANCE SHEETS
(UNAUDITED)

ASSETS	December 31,	December 31,
CURRENT ASSETS:	2010	2009
Cash	$2,649,061	$3,357,510
Restricted cash	3,079,394	1,565,841
Accounts receivable	2,385,920	489,464
Deferred financing costs, current	103,484	191,566
Prepaid expenses	195,258	302,291
Deferred charges, current	1,147,764	3,316,535

Total Current Assets	9,560,881	9,223,207

PROPERTY AND EQUIPMENT, net	1,742,675	242,927
DEFERRED FINANCING COSTS, net of current portion	6,377	47,892
DEFERRED CHARGES, net of current portion	402,772	609,904
OTHER ASSETS	269,314	67,605

Total Assets	$11,982,019	$10,191,535

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$6,368,760	$4,893,186
Accrued expenses	2,195,230	862,023
Deferred revenue, current	11,342,211	9,662,030
Revolving credit facility	5,039,230	-
Capital lease obligations, current	137,435	9,410

Total Current Liabilities	25,082,866	15,426,649

DEFERRED RENT	466,920	65,938
DEFERRED REVENUE, less current portion	4,116,442	1,117,116
CONVERTIBLE NOTES PAYABLE, net of discount	4,785,826	1,593,000
CAPITAL LEASE OBLIGATIONS, less current portion	168,572	9,708

Total Liabilities	34,620,626	18,212,411

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT:
Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	-	-
Common stock, par value $0.001; 100,000,000 shares authorized; 27,327,702 and 25,673,967 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	27,328	25,674
Additional paid-in capital	60,926,037	36,884,000
Accumulated deficit	(83,591,972)	(44,930,550)

Total Stockholders’ Deficit	(22,638,607)	(8,020,876)

Total Liabilities and Stockholders’ Deficit	$11,982,019	$10,191,535

CYBERDEFENDER CORPORATION
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,
(UNAUDITED)

	2010	2009
REVENUES:
Net sales	$45,568,545	$18,841,893

COST OF SALES	19,506,207	4,182,462

GROSS PROFIT	26,062,338	14,659,431

OPERATING EXPENSES:
Media and marketing services	42,036,140	21,308,667
Product development	3,945,714	1,851,931
General and administrative	16,531,996	9,040,006
Depreciation and amortization	236,060	37,117
Total Operating Expenses	62,749,910	32,237,721

LOSS FROM OPERATIONS	(36,687,572)	(17,578,290)

OTHER INCOME/(EXPENSE):
Change in fair value of derivative liabilities	-	109,058
Interest expense, net	(1,973,850)	(2,371,724)
Total Other Expenses, net	(1,973,850)	(2,262,666)

NET LOSS	$(38,661,422)	$(19,841,756)
Basic and diluted net loss per share	$(1.45)	$(0.91)
Weighted Average Shares Outstanding:
Basic and diluted	26,603,159	21,890,656